Exhibit 99.1

The Lovesac Company Announces Notification from Nasdaq Related to Delayed Form 10-Q Filing

STAMFORD, Conn., September 22, 2023 (GLOBE NEWSWIRE) – The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”), the home furnishing brand best known for its Sactionals, The World’s Most Adaptable Couch, announced today that it received a notice (the “Notice”) from the Listing Qualifications Staff of the Nasdaq Stock Market LLC (“Nasdaq”) on September 18, 2023 stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended July 30, 2023 (the “Quarterly Report”) with the Securities and Exchange Commission.

On September 8, 2023, the Company filed a Notification of Late Filing on Form 12b-25 indicating that the filing of the Quarterly Report would be delayed due to additional time being needed to prepare a restatement to the Company’s financial statements for the fiscal year ended January 29, 2023 and the thirteen weeks ended April 30, 2023 (the “Restatements”). The Restatements are more fully described in the Company’s Current Report on Form 8-K filed on August 16, 2023.

Under the Nasdaq Listing Rules, the Company has 60 calendar days (until November 17, 2023) to submit a plan to regain compliance. If Nasdaq accepts the Company’s plan, Nasdaq can grant an exception of up to 180 calendar days of the Quarterly Report’s original due date, which 180-day period would end on March 6, 2024, to regain compliance. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

The Company is working diligently to finalize and file the Restatements and the Quarterly Report as soon as possible within the timeline prescribed by Nasdaq.

The Notice has no immediate impact on the listing of the Company’s securities, which will continue to trade on Nasdaq, subject to the Company’s compliance with other continued listing requirements of Nasdaq.

Cautionary Statement Concerning Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “may,” “continue(s),” “believe,” “anticipate,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “expectation(s),” “estimate(s),” “project(s),” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. All statements, other than statements of historical facts, included in this report including statements regarding the Company’s ability to regain and maintain compliance with the listing standards of Nasdaq; the significance and scope of the Restatements discussed above; the timing of completion and filing of the Restatements and Quarterly Report; and the impact of these matters on the Company’s performance and outlook are forward-looking statements. These statements are based on management’s current expectations, beliefs and assumptions concerning the future of our business, anticipated events and trends, the economy and other future conditions. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not rely on these forward-looking statements. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: changes in the effects of the Restatements on the prior financial statements or financial results; risks related to the timely and correct completion of the Restatements and the Quarterly Report; the risk that additional information may become known prior to the expected filing with the SEC of the periodic reports described herein or that other subsequent events may occur that would require the Company to make additional adjustments to its financial statements or delay the filing of the corrected or future periodic reports with the SEC; the outcome of any legal proceedings that may be instituted against the Company; the ability to meet stock exchange continued listing standards; the possibility that the Nasdaq may delist the Company’s securities; risks related to our ability to implement and maintain effective internal control over financial reporting in the future, which may adversely affect the accuracy and timeliness of our financial reporting; the impact of these matters on the Company’s performance and outlook, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and in our Form 10-Qs filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at investor.lovesac.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

About the Lovesac Company

Based in Stamford, Connecticut, The Lovesac Company (NASDAQ: LOVE) is a technology driven company that designs, manufactures and sells unique, high-quality furniture derived through its proprietary Designed for Life approach which results in products that are built to last a lifetime and designed to evolve as customers’ lives do. The current product offering is comprised of modular couches called Sactionals, premium foam beanbag chairs called Sacs, and the Sactionals StealthTech™ Sound + Charge System. As a recipient of Repreve’s 6th Annual Champions of Sustainability, responsible production and innovation are at the center of the brand’s design philosophy with products protected by a robust portfolio of utility patents. Products are marketed and sold primarily online directly at www.lovesac.com, supported by direct-to-consumer touch points in the form of our own showrooms, as well as through shop-in-shops and pop-up-shops with third party retailers. LOVESAC, SACTIONALS, and THE WORLD’S MOST ADAPTABLE COUCH are trademarks of The Lovesac Company and are Registered in the U.S. Patent and Trademark Office.

Investor Relations Contact:

Rachel Schacter, ICR

(203) 682-8200

InvestorRelations@lovesac.com